UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICF INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3661438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1902 Reston Metro Plaza, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Amended and Restated ICF International, Inc. 2018 Omnibus Incentive Plan

(Full title of the plan)

James E. Daniel

Executive Vice President and General Counsel

ICF INTERNATIONAL, INC.

1902 Reston Metro Plaza

Reston, Virginia 20190

(Name and address of agent for service)

(703) 934-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or

Revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                              ☐

Copy to:

Frank Esposito, Esq.

Squire Patton Boggs (US) LLP

1000 Key Tower

127 Public Square

Cleveland, Ohio  44114

Explanatory Note

ICF International, Inc. (“ICF” or the “Registrant”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 450,000 shares of ICF common stock, par value $0.001 per share (the “Common Stock”), issuable by ICF under the Amended and Restated ICF International, Inc. 2018 Omnibus Incentive Plan, as approved by shareholders and amended effective June 1, 2023 (the “2018 Plan”) for which a previously filed registration statement on Form S-8 relating to the 2018 Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-225786) filed by the Registrant on June 25, 2020, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2018 Plan as specified by Rule 428 (b)(l) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023.

(c) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 24, 2023, February 21, 2023, February 28, 2023, March 15, 2023, March 16, 2023, April 4, 2023, May 9, 2023, May 19, 2023, and June 5, 2023, in all cases excluding any Items included in such Current Reports which were “furnished” and not “filed”.

(d) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed with the SEC on September 25, 2006 (File No. 001-33045) under the Securities Exchange Act, of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; provided that documents or information deemed to have been “furnished” and not “filed” in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided that documents or information deemed to have been “furnished” and not “filed” in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being offered by this Registration Statement has been passed upon for the Registrant by Squire Patton Boggs (US) LLP.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally permits the indemnification of any director, officer, employee, or agent of a corporation with respect to any proceeding against any such person provided that such person: (a) acted in good faith, (b) reasonably believed that the conduct was in or not opposed to the best interests of the corporation, and (c) in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful. Indemnification may be made against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may be made only against reasonable expenses (including attorneys’ fees) and may not be made with respect to any proceeding in which the director, officer, employee, or agent has been adjudged to be liable to the corporation, except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer, employee, or agent did not meet the standard of conduct required for indemnification to be permitted.

Section 145 of the DGCL further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with such determination to be made by: (a) a majority vote of the disinterested directors, even though less than a quorum; (b) a committee of disinterested directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) the stockholders.

Finally, Section 145 of the DGCL provides that indemnification or advancement of expenses provided by that Section is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for the breach of fiduciary duty; provided, however, that liability shall not be eliminated or limited for: (a) a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders; (b) actions taken or omitted to be taken by the director or officer not in good faith or which involve intentional misconduct or a knowing violation of law; (c) any transaction from which the director or officer derived an improper personal benefit; (d) a director’s unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (e) an officer in any action by or in the right of the corporation. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability for its directors.

The general effect of the Amended and Restated Certificate of Incorporation of the Registrant is to provide for the indemnification of its directors, officers, employees, and agents as permitted by the DGCL, except in relation to matters as to which such person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had reasonable cause to believe the conduct was unlawful.

The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him in any such capacity, subject to certain exclusions. The Registrant also maintains fiduciary liability insurance on behalf of any person involved in the management or administration of any employee benefit plan maintained by the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the accompanying Exhibit Index, which Exhibit Index is incorporated herein by this reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1/A (File No. 333-134018), filed September 12, 2006)

4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q, filed August 3, 2017)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed on June 2, 2017)

4.4

Amended and Restated ICF International, Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit A of the Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2023, relating to the Registrant’s Annual Meeting of Stockholders held on June 1, 2023)

5.1	Opinion of Squire Patton Boggs (US) LLP

23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.0	Power of Attorney (see signature page)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia, on June 22, 2023.

ICF INTERNATIONAL, INC.

By:	/s/ John M. Wasson
John M. Wasson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Wasson and James E. Daniel and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on June 22, 2023 and in the capacities indicated.

Signature	Title

/s/ John M. Wasson	President and Chief Executive Officer and Director (Principal Executive Officer)
John M. Wasson

/s/ Barry Broadus	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Barry Broadus

/s/ Marilyn Crouther	Director
Marilyn Crouther

/s/ Dr. Srikant M. Datar	Director
Dr. Srikant M. Datar

/s/ Cheryl W. Grisé	Director
Cheryl W. Grisé

/s/ Randall Mehl	Director
Randall Mehl

/s/ Scott Salmirs	Director
Scott Salmirs

/s/ Michael Van Handel	Director
Michael Van Handel

/s/ Dr. Michelle Williams	Director
Dr. Michelle Williams